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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:
INVESTOR RELATIONS                                               MEDIA RELATIONS
JOHN HOHENER (CFO, SMARTFLEX)        DICK BELL (V.P. WORLDWIDE SALES, SMARTFLEX)
(714) 838-8737                                                    (714) 838-8737
WILLA PATCH (STAPLETON COMMUNICATIONS)               JOHN DILLON (YOUNG COMPANY)
(650) 470-4230                                                    (310) 451-0300


                    PRECISION CONTRACT MANUFACTURER SMARTFLEX
           SYSTEMS ACQUIRES ENGINEERING DESIGN FIRM IN SILICON VALLEY

TUSTIN, CA - October 8, 1998 -- Smartflex Systems, Inc. (Nasdaq: SFLX) announced today that it has purchased Logical Services Incorporated (Logical) of Santa Clara, California, for cash. The transaction is a stock purchase.

     Logical is a privately held electronic engineering, design and development company with annual revenues of three million dollars. Since its inception in 1973, Logical has completed in excess of 400 product designs, many of which were for the medical and RF telecommunication markets. Logical has become a fixture in Silicon Valley over the years and Bob Ulrickson, it's President, a well-known and respected contributor to the high tech community.

     Tony Richardson, Chief Operating Officer of Smartflex Systems commented, "Having Logical on board should move Smartflex ahead considerably in its growth strategy. We look forward to leveraging Logical's design and development expertise with our precision volume manufacturing competence to provide added-value through the product engineering and production cycle. In addition, Logical's expertise in medical and wireless communications will help to accelerate our move into these and other non-storage markets."

     Bob Ulrickson, President of Logical stated that, "We are pleased at the synergy this relationship will bring. Our new synchronized product introduction capability - from electronic design and software development, through regulatory approval, precision tooling and volume manufacturing - will give our customers a real competitive advantage".